            Amended and Restated Limited Liability Company Agreement

                                       of
                           Chandler Wind Partners, LLC

                              AMENDED AND RESTATED

                            CERTIFICATE OF FORMATION

                                       OF

                           Chandler Wind Partners, LLC

     This  Amended and  Restated  Certificate  of  Formation  of  Chandler  Wind
Partners,  LLC, a Delaware limited liability company,  formed on March 19, 1998, was duly  executed and is being filed in accordance  with Section  18-208 of the
Delaware Limited Liability Company Act.

FIRST: The name of the limited liability company is Chandler Wind Partners, LLC.
SECOND: The  registered  agent of the  Company  in the State of  Delaware  is CT
     Corporation Trust Company,  Corporation  Trust Center,  1209 Orange Street,
     Wilmington,  County of New Castle,  Delaware  19801, or such other agent as determined by the Managers
THIRD: The limited  liability company shall continue in existence on a perpetual basis unless  dissolved  pursuant to company's  limited  liability  company agreement.

     IN WITNESS  WHEREOF,  the  undersigned  has executed  this  Certificate  of
Amendment of Chandler Wind Partners, LLC effective as of January 23, 2002.

                                  By:    /s/ Bradley C. Arnett
                                  Name:  Bradley C. Arnett
                                  Title: Manager for Chandler Wind Partners, LLC